Exhibit 99.1
Dendreon Receives FDA Acknowledgement of Complete Response
— PDUFA Date Assigned as May 1, 2010 —
SEATTLE (Nov. 20, 2009) – Dendreon Corporation (Nasdaq: DNDN) today announced that the U.S. Food and Drug Administration (FDA) provided written acknowledgement that the Company’s amended Biologics License Application (BLA) for PROVENGE® (sipuleucel-T) is a complete response. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) date of May 1, 2010, by which time it will respond to Dendreon’s amended BLA. .  Dendreon is seeking licensure for PROVENGE for men with metastatic castrate-resistant prostate cancer (CRPC).
The FDA considers this to be a complete, Class 2 Resubmission following the action letter the company received in 2007. The BLA includes data from the IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment) trial, which was conducted under a Special Protocol Assessment agreement with the FDA.  The IMPACT study met its pre-specified primary endpoint demonstrating a statistically significant improvement in overall survival in men with metastatic CRPC.  The resubmission also contains the remaining information requested by the FDA pertaining to chemistry, manufacturing and controls section of the BLA for PROVENGE.
If approved by the FDA, PROVENGE would represent the first product in a new therapeutic class known as active cellular immunotherapies.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
This news release contains forward-looking statements that are subject to risks and uncertainties.  Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon’s business and prospects, including the FDA’s actions with respect to the BLA and whether the FDA determines to convene an advisory committee to review the BLA; progress on the commercialization efforts for PROVENGE, including the expansion of Dendreon’s manufacturing capacity and other necessary infrastructure; success in the hiring of additional personnel to support business growth and expansion; the outcome of pre-approval inspection of Dendreon’s expanded manufacturing facility; and requisite receipt of FDA licensure for marketing of PROVENGE and the risk that additional capital could be needed in the future for the potential commercialization of PROVENGE. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.
Contact Information:
Katherine Stueland
Vice President, Corporate Communications and Investor Relations
206-829-1522
kstueland@dendreon.com